EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

ITT CORPORATION

OYSTER ACQUISITION CORP.

AND

O.I. CORPORATION

Dated as of September 13, 2010

i

EXHIBITS

Exhibit A	Form of Shareholder Agreement

TABLE OF DEFINED TERMS

Defined Term	Section

Acquisition Transaction	4.2(g)(i)
Actions	2.4
Affiliate	8.10
Agreement	Introduction
Certificate of Merger	1.2
Certificates	1.6(b)
Closing	1.15(a)
Closing Date	1.15(a)
Closing Dividend	4.1(a)
Closing Trigger Date	1.15(b)
Code	1.7
Company	Introduction
Company Adverse Recommendation Change	4.2(d)
Company Business Personnel	3.14(a)
Company Bylaws	1.15(e)(iii)
Company Charter	1.4(a)
Company Common Stock	Recitals
Company Contracts	3.11(a)
Company Foreign Benefit Plan	3.12(j)
Company Letter	Article III
Company Multiemployer Plan	3.12(c)
Company Leased Real Property	3.16(c)
Company Owned Real Property	3.16(b)
Company Permits	3.8(a)
Company Plan	3.12(c)
Company Recommendation	5.1
Company SEC Documents	3.5(a)
Company Shareholders	1.6(b)
Company Stock Option Plans	3.2(a)
Company Stock Options	3.2(a)
Company Stock Plans	3.2(a)
Company Stock Purchase Plan	3.2(a)
Confidentiality Agreement	5.3
Constituent Corporations	Introduction
Contract	3.2(a)
Dissenting Shares	1.5(d)
Effective Time	1.2
Employee Agreement	3.12(d)
Environmental Claims	3.13(b)
Environmental Laws	3.13(b)
Environmental Permits	3.13(b)
ERISA	3.12(a)
ERISA Affiliate	3.12(c)
Exchange Act	2.3
Exchange Agent	1.6(a)

v

TABLE OF DEFINED TERMS

Exchange Fund	1.6(a)
Financial Statements	3.5(a)
GAAP	3.5(a)
Governmental Entity	3.8(a)
Hazardous Materials	3.13(b)
Intellectual Property Rights	3.15(a)
IRS	3.9
Key Customers	3.17
Key Suppliers	3.17
Knowledge of Parent	8.10
Knowledge of the Company	8.10
Law	8.10
Liens	3.2(b)
Material Adverse Change	2.3
Material Adverse Effect	2.3
Merger	Recitals
Merger Consideration	1.5(c)
NASDAQ	3.5(f)
Net Cash Amount	8.10
Notice Period	4.2(e)
OGCA	1.1
Order	8.10
Parent	Introduction
Parent Letter	2.3
Person	8.10
Prepaid Expense Amount	8.10
Proxy Statement	5.2
Receivables	3.25
Release	3.13(b)
Representatives	4.2(a)
Sarbanes-Oxley Act	3.5(b)
SEC	3.3
Shareholder Agreements	Recitals
Shareholder Meeting	5.1
Sub	Introduction
Subsidiary	2.3
Superior Proposal	4.2(g)
Surviving Corporation	1.1
Takeover Proposal	4.2(g)
Tax Return	3.9(e)
Taxes	3.9(e)
Third Party	4.2(g)(iii)
Transaction Expense Amount	8.10
Transfer Taxes	5.7
Transmittal Letter	1.6(b)
WARN Act	3.14(b)
Worker Safety Laws	3.13(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 13, 2010 (this “Agreement”), among ITT Corporation, an Indiana corporation (“Parent”), Oyster Acquisition Corp., an Oklahoma corporation and a direct wholly owned subsidiary of Parent (“Sub”), and O.I. Corporation, an Oklahoma corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of Sub and the Company have approved and declared advisable the merger of Sub with and into and the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $0.10 par value, of the Company (“Company Common Stock”) not owned directly or indirectly by Parent or the Company will be converted into the right to receive the Merger Consideration (as hereinafter defined);

WHEREAS, the respective Boards of Directors of Sub and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective shareholders; and

WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement the directors and certain shareholders of the Company are entering into agreements (the “Shareholder Agreements”), substantially in the form attached hereto as Exhibit A, pursuant to which, among other things, each such Person has agreed to vote in favor of this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Oklahoma General Corporation Act (the “OGCA”), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined).  Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the OGCA.  Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger; provided that such substituted corporation is an Oklahoma corporation which is formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities.  In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

Section 1.2  Effective Time.  The Merger shall become effective when a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the OGCA, is filed with the Secretary of State of the State of Oklahoma; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed.  When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the Certificate of Merger.  The filing of the Certificate of Merger shall be made on the date of the Closing (as hereinafter defined).

Section 1.3  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in Section 1088 of the OGCA.

Section 1.4  Charter and Bylaws; Directors and Officers.

(a)           At the Effective Time, the Articles of Incorporation of the Company (the “Company Charter”), as in effect immediately prior to the Effective Time, shall be amended so that Article V reads in its entirety as follows:  “The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.10 par value.”  As so amended, the Company Charter shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.

(b)           The directors and officers of Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

(a)           Each issued and outstanding share of common stock, $0.01 par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           All shares of Company Common Stock that are held in the treasury of the Company or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by Parent or any wholly owned Subsidiary of Parent shall be canceled, and no consideration shall be delivered in exchange therefor.

(c)           Subject to the provisions of Section 1.13, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.5(b)) shall be converted into the right to receive $[12], in cash and without interest (the “Merger Consideration”).  Each such share, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in respect of each such share upon the surrender of such certificate in accordance with Section 1.6.

(d)           Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time which are held of record by shareholders who shall not have voted such shares in favor of the Merger and who shall have demanded properly in writing appraisal of such shares in accordance with Section 1091 of the OGCA (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as set forth in Section 1.5(c), but the holders thereof instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 1091 of the OGCA; provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of his shares in accordance with Section 1091 of the OGCA or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his entitlement to appraisal rights as provided in Section 1091 of the OGCA, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his shares or such holder shall otherwise lose his appraisal rights, then, in any such case, each share of Company Common Stock held of record by such holder or holders shall automatically be converted into and represent only the right to receive the Merger Consideration as set forth in Section 1.5(c), upon surrender of the certificate or certificates representing such Dissenting Shares.  The Company shall give Parent and Sub prompt notice of any demands received by the Company for appraisal of such shares, and Parent and Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, settle or negotiate in respect of any such demands.  Any cash paid in respect of Dissenting Shares shall be paid by the Company solely with its own funds, and the Company shall not be reimbursed therefor by Parent or any of its Subsidiaries, either directly or indirectly.

Section 1.6  Exchange Agent.

(a)           As of the Effective Time, Parent shall designate, and enter into an agreement with, a bank or trust company, or with another Person reasonably acceptable to the Company, to act as exchange agent in the Merger (the “Exchange Agent”), which agreement shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time cash sufficient to effect the payment of the Merger Consideration to which holders of shares of Company Common Stock are entitled pursuant to Section 1.5(c) (the “Exchange Fund”).

(b)           Parent shall request the Exchange Agent to, promptly after the Effective Time, mail to each holder of record of a certificate or certificates (collectively, the “Certificates”) representing shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the “Company Shareholders”) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and shall contain instructions for use in effecting the surrender of such Certificates in exchange for the consideration specified in Section 1.5(c) (the “Transmittal Letter”)).  Upon surrender for cancellation to the Exchange Agent of all Certificates held by any Company Shareholder, together with the Transmittal Letter, duly executed, such Company Shareholder shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock represented by such Certificates, and any Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

Section 1.7  Withholding.  Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including Sections 1.5(c) and 1.12(a)) to any Person such amounts as Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent or the Surviving Corporation.

Section 1.8  Return of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed by the Exchange Agent to the Company Shareholders for 180 days after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such Company Shareholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of the consideration specified in Section 1.5 to which they are entitled.  None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any former holder of Company Common Stock for any consideration payable in accordance with this Article I which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.9  No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

Section 1.10  Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Exchange Agent, such Certificates shall be canceled and exchanged as provided in this Article I.

Section 1.11  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Parent will pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the consideration to which the holder thereof is entitled pursuant to Section 1.5.

Section 1.12  Company Stock Options.

(a)           All outstanding Company Stock Options heretofore granted under any Company Stock Plan, whether or not then exercisable or vested, shall cease to represent, as of the Effective Time, a right to acquire shares of Company Common Stock and shall be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment, without interest, by the Surviving Corporation of an amount equal to the product of (i) the excess, if any, of (A) the Merger Consideration plus the per share amount of the Closing Dividend over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised.

(b)           The Company shall take all action necessary under the Company Stock Purchase Plan to provide that:  (i) no new subscription contract shall be submitted after the date of this Agreement; (ii) all options under the Company Stock Purchase Plan outstanding as of the date of this Agreement shall be exercised, to the extent of any accumulated payroll deductions as of the exercise date, on the earlier to occur of (A) last day of the calendar quarter pending as of the date of this Agreement and (B) a date that is at least five (5) business days prior the Effective Time; and (iii) the Company Stock Purchase Plan shall be terminated effective immediately prior to the Effective Time.

(c)           Effective at or before the Effective Time, the Company Stock Plans and all awards thereunder shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of the Company or any of its Subsidiaries shall be canceled, without any liability on the part of the Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement).

(d)           From and after the Effective Time, no Person shall have any right under the Company Stock Plans or under any other plan, program, agreement or arrangement with respect to equity interests of the Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement).

(e)           Not later than immediately prior to the Effective Time, the Board of Directors of the Company or any committee thereof administering the Company Stock Plans shall adopt all resolutions necessary to provide for the foregoing, and the Company shall take any other action necessary to effect the foregoing.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall pay the holders of Company Stock Options the cash payments specified in this Section 1.12.  No interest shall be paid or accrue on cash payments to holders of Company Stock Options.  The Company shall cooperate with Parent, and keep Parent fully informed, with respect to all resolutions, actions and consents that the Company intends to adopt, take and obtain in connection with the matters described in this Section 1.12.  Without limiting the foregoing, the Company shall provide Parent with a reasonable opportunity to review and comment on all such resolutions and consents and shall not undertake any obligation in connection with any such resolution, action or consent without the prior written consent of Parent.

Section 1.13  Certain Adjustments.  If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, (c) any other securities of the Company shall be declared with a record date within such period or (d) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Stock Options) the same economic effect as contemplated by this Agreement prior to such event.

Section 1.14  Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 1.15  Closing; Closing Deliveries.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley Austin LLP, 1 South Dearborn Street, Chicago, Illinois, at 10:00 a.m., local time, no later than the Closing Trigger Date or at such other time and place as Parent and the Company shall agree (the date and time on which the Closing actually occurs is referred to herein as the “Closing Date”).

(b)           For purposes of this Agreement, “Closing Trigger Date” means the later of  (x) the second business day following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) in accordance with this Agreement, or (y) the business date (which date shall not be later than the tenth business day following the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) in accordance with this Agreement) specified by the Company in a notice to Parent, in form and substance reasonably satisfactory to Parent to the effect that the Company expects to be able to declare and pay the Closing Dividend immediately prior to the Closing if the Closing is delayed to such date. Such notice to Parent may not be delivered on or after the day on which the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) in accordance with this Agreement.

(c)           Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Parent shall deliver to the Company a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to the incumbency and signatures of the officers of Parent executing this Agreement and any other agreement, certificate or instrument executed by Parent hereunder.

(d)           Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing Sub shall deliver to the Company all of the following:

(i) a copy of the Certificate of Incorporation of Sub certified as of a recent date by the Secretary of State of the State of Oklahoma;

(ii) a certificate of good standing of Sub, issued as of a recent date by the Secretary of State of the State of Oklahoma; and

(iii) a certificate of the Secretary or an Assistant Secretary of Sub, dated the Closing Date, in form and substance reasonably satisfactory to the Company, as to (A) no amendments to the Certificate of Incorporation of Sub since a specified date, (B) the Bylaws of Sub, (C) the resolutions of the Board of Directors of Sub authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the written consent of Parent in its capacity as sole shareholder of Sub adopting this Agreement in accordance with 1081 of the OGCA and (E) the incumbency and signatures of the officers of Sub executing this Agreement and any other agreement, certificate or instrument executed by Sub hereunder.

(e)           Subject to fulfillment or waiver of the conditions set forth in Article VI, at the Closing the Company shall deliver to Parent all of the following:

(i) a copy of the Company Charter, certified as of a recent date by the Secretary of State of the State of Oklahoma;

(ii) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Oklahoma;

(iii) certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to (A) no amendments to the Company Charter since a specified date, (B) the Bylaws of the Company (the “Company Bylaws”), (C) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the resolutions of the shareholders of the Company approving and adopting this Agreement in accordance with Section 1081 of the OGCA and (E) the incumbency and signatures of the officers of the Company executing this Agreement and any other agreement, certificate or instrument executed by the Company hereunder; and

(iv) all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

Section 2.1  Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the requisite corporate power and authority to carry on its business as now being conducted.  Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 2.2  Authority.  On or prior to the date of this Agreement, the Board of Directors of Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interest of Sub and Parent, as the sole shareholder of Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the OGCA.  Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Sub, and the consummation by Parent and Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of the Certificate of Merger as required by the OGCA.  This Agreement has been duly executed and delivered by Parent and Sub and, assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company, this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 2.3  Consents and Approvals; No Violation.  Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, the execution and delivery of this Agreement by Parent and Sub, do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by Parent and Sub will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the Articles of Incorporation, as amended, of Parent or the Bylaws, as amended, of Parent or the Certificate of Incorporation or Bylaws of Sub, (ii) any material Contract applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iii) any Order or Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iii), any such violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Sub.  No notification to, filing or registration with, or authorization, consent or approval of, any Person is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation by Parent or Sub of the Merger and the other transactions contemplated by this Agreement, except for (I) in connection, or in compliance, with the provisions of the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”), (II) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (III) such filings as may be required in connection with Taxes described in Section 5.7, and (IV) such other notifications, consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, be adverse, in any material respect, to Parent or Sub (including by impairing, in any material respect, the ability of Parent or Sub to conduct its business) or materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Sub.

For purposes of this Agreement, “Material Adverse Change” or “Material Adverse Effect” means, when used with respect to Parent or the Company, as the case may be, any event, occurrence, fact, condition, change, development or effect that individually or when taken together with all other such events, occurrences, facts, conditions, changes, developments or effects is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, other than, in each case, any event, occurrence, fact, condition, change, development or effect arising out of or resulting from (i) general economic conditions or changes in financial markets (but only, with respect to the Company, to the extent that the Company and its Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate), (ii) conditions in or affecting the industries in which the Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, operate generally (but only, with respect to the Company, to the extent that the Company and its Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate), (iii) any change, in and of itself, in the trading price or trading volume of the Company’s Common Stock after the date of this Agreement (provided, however, that this clause (iii) shall not exclude any underlying event occurrence, fact, condition, change, development or effect that may have caused such change in market price), (iv) the announcement or the existence of, or compliance with, or taking any action required by this Agreement or the transactions contemplated hereby, (v) any action taken at the written request of Parent or Sub, (vi) the adoption, implementation, promulgation, repeal, modification or amendment, in each case after the date of this Agreement, of any Law (but only, with respect to the Company, to the extent that the Company and its Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate) or (vii) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof (but, only with respect to the Company, to the extent that the Company and its Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate).  For purposes of this Agreement, “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

Section 2.4  Litigation.  There are no actions, suits, claims, demands, labor disputes or other litigation, legal, administrative or arbitration proceedings or governmental investigations (“Actions”) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of its or their present or former officers, directors, employees, consultants, agents or shareholders, as such, or any of its or their properties, assets or business, in each case relating to the transactions contemplated by this Agreement.

Section 2.5  Brokers.  Except as set forth in Section 2.5 of the letter dated the date hereof and delivered on the date hereof by Parent to the Company, which letter relates to this Agreement and is designated therein as the Parent Letter (the “Parent Letter”), no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 2.6  Operations of Sub.  Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 2.7  Proxy Statement.  None of the information supplied or to be supplied in writing by or on behalf of Parent or Sub specifically for inclusion or for incorporation by reference in the Proxy Statement will, at the time it is so supplied, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  If at the time of the mailing of the Proxy Statement and at the time of the Shareholder Meeting, any such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, Parent will notify the Company accordingly.

Section 2.8  Financing.  Parent has sufficient cash and/or available credit facilities to pay the aggregate Merger Consideration in accordance with this Agreement and to make all other necessary payments of fees and expenses required to be paid by Parent and Sub in connection with the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in any Company SEC Document that is a report on Form 10-K, Form 10-Q, Form 8-K or a definitive proxy statement on Schedule 14A filed with the SEC in 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature); provided, however, that any disclosures in such Company SEC Documents that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is readily apparent from the text of such disclosure; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.2, or (ii) as set forth in the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which letter relates to this Agreement, is designated the Company Letter (the “Company Letter”) and is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure of any item in any section or subsection of the Company Letter shall be deemed to qualify or apply to other sections in this Article III to the extent (and only to the extent) that the relevance of such disclosure to such other sections in this Article III is readily apparent from the text of such disclosure, the Company represents and warrants to Parent and Sub as follows:

Section 3.1  Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the requisite corporate power and authority to carry on its business as now being conducted.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other entity power and authority to carry on its business as now being conducted.  The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.2  Capital Structure.

(a)           The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, $0.10 par value.  At the close of business on September 13, 2010:  (i) 4,103,377 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) 1,741,749 shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company; (iii) an aggregate of 134,500 shares of Company Common Stock were reserved for issuance pursuant to outstanding options (the “Company Stock Options”) to purchase shares of Company Common Stock pursuant to (A) the Company’s 1993 Incentive Compensation Plan and (B) the Company’s 2003 Incentive Compensation Plan (collectively, the “Company Stock Option Plans”); and (iv) not more than 1,750 shares of Company Common Stock will be issued after the date of this Agreement pursuant to the Company’s Employee Stock Purchase Plan (the “Company Stock Purchase Plan” and, together with the Company Stock Option Plans, the “Company Stock Plans”).  No shares of the Company’s preferred stock are issued and outstanding.  The Company Stock Option Plans and the Company Stock Purchase Plan are the only benefit plans of the Company or any of its Subsidiaries under which any securities of the Company or any of its Subsidiaries are issuable.  Each share of Company Common Stock which may be issued pursuant to any Company Stock Option Plan or the Company Stock Purchase Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights.  Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding.  Except for the Company Stock Options, there are no options, warrants, calls, rights, puts or Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver, sell or redeem or otherwise acquire, or cause to be issued, delivered, sold or redeemed or otherwise acquired, any shares of capital stock (or other voting securities or equity equivalents) of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract.  The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.  Other than the Shareholder Agreements, there are no Contracts to which the Company, any of its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company or any of its Subsidiaries.  For purposes of this Agreement, “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

(b)           Section 3.2(b) of Company Letter sets forth the name, jurisdiction of incorporation and the number of issued and outstanding shares of capital stock (or other voting securities or equity interests as the case may be) of each Subsidiary of the Company.  All of the outstanding shares of capital stock (or other voting securities or equity interests as the case may be) of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such shares (or other voting securities or equity interests as the case may be) are owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever (“Liens”).  Except as set forth in Section 3.2(b) of the Company Letter, neither Company nor any Subsidiary of the Company directly or indirectly (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (ii) has the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

Section 3.3  Authority.  On or prior to the date of this Agreement, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the OGCA, (iii) approved the Shareholder Agreements, (iv) resolved to recommend the approval and adoption of this Agreement by the Company’s shareholders and (v) directed that this Agreement be submitted to the Company’s shareholders for approval and adoption.  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval and adoption of this Agreement by the shareholders of the Company and (y) the filing of appropriate merger documents as required by the OGCA.  This Agreement has been duly executed and delivered by the Company and, assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub, this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).  The filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) has been duly authorized by the Company’s Board of Directors.  The Company has delivered to Parent complete and correct copies of the Company Charter and Company Bylaws and the Articles of Incorporation and Bylaws (or similar organizational documents) of each of its Subsidiaries.

Section 3.4  Consents and Approvals; No Violation.  Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws, (ii) the Articles of Incorporation or Bylaws (or similar organizational documents) of any of the Company’s Subsidiaries, (iii) any material Company Contract or (iv) any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.  No notification to, filing or registration with, or authorization, consent or approval of, any Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for (I) in connection, or in compliance, with the provisions of the Exchange Act, (II) the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (III) such filings as may be required in connection with Taxes described in Section 5.7 and (IV) such other notifications, consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business) or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 3.5  SEC Documents, Other Reports and Sarbanes-Oxley.

(a)           The Company has timely filed with the SEC all documents required to be filed by it under the Securities Act or the Exchange Act since January 1, 2007 (the “Company SEC Documents”).  As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).  Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or as required by GAAP, since January 1, 2007, the Company has not made or adopted any change in its accounting methods, practices or policies in effect on January 1, 2007.

(b)           The principal executive officer and principal financial officer of the Company (or each former principal executive officer and former principal financial officer of Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents and, at the time of filing of each such certification, such certification was true and accurate in all material respects.  The Company has made available to Parent a summary of any disclosure made by the Company’s management to the Company’s auditors and the audit committee of the Company’s Board of Directors referred to in such certifications.  For purposes of this Section 3.5(b), “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(c)           The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that the Company maintains records that, in reasonable detail, accurately and fairly reflect the respective transactions and dispositions of assets of the Company and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors of the Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.  The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation.  As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, the Company has disclosed, in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto, any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.  The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d)           The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, as of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(e)           No accounting rule, opinion, standard, consensus or pronouncement applicable to the Company or any of its Subsidiaries has been finally adopted and not subsequently withdrawn by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that the Company or any of its Subsidiaries is required to implement (whether currently or after a prescribed transition period) but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on the Company.

(f)           The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The NASDAQ Global Market (“NASDAQ”).  Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified personal loans to any executive officer or director of the Company.

Section 3.6  Proxy Statement.  None of the information to be included or incorporated by reference in the Proxy Statement (other than information with respect to Parent or Sub supplied in writing by Parent to the Company expressly for  inclusion in the Proxy Statement) will, at the time of the mailing of the Proxy Statement and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Shareholder Meeting any event shall occur which is required at that time to be described in the Proxy Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.7  Absence of Certain Changes or Events; No Undisclosed Liabilities.

(a)           Except as disclosed in Section 3.7(a) of the Company Letter, since December 31, 2009:  (i) the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practice; (ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Material Adverse Effect on the Company; (iii) there has not been any action taken or committed to be taken by the Company or any of its Subsidiaries which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.1; and (iv) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Change with respect to the Company.

(b)           Neither the Company nor any of its Subsidiaries has any debts, liabilities, commitments or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or unmatured, direct or indirect, known or unknown, asserted or unasserted), except (i) liabilities and obligations reflected or reserved against in the balance sheet of the Company dated June 30, 2010 included in the Form 10-Q filed by the Company with the SEC on August 16, 2010 (or described in the notes thereto), (ii) liabilities and obligations incurred since June 30, 2010 in the ordinary course of business consistent with past practice not in excess of $50,000 individually and (iii) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.

Section 3.8  Permits; Compliance with Laws.

(a)           Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) that are necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession or the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business) or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.  Section 3.8(a) of the Company Letter sets forth a list of each Company Permit.

(b)           Neither the Company nor any of its Subsidiaries is in violation of (i) its Certificate of Incorporation or Bylaws (or similar organizational documents), (ii) any applicable Law or (iii) any Order, except, in the case of clauses (ii) and (iii), for any violations that would not, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business) or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.  No notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries.

(c)           None of the Company, any of its Subsidiaries, any of their respective directors or officers or, to the Knowledge of the Company, any of their respective employees, consultants, contractors or agents have committed (or taken any action to promote or conceal) any violation of any Law relating to procurement, the Arms Export Control Act, the International Traffic in Arms Regulations, the Atomic Energy Act of 1954, Executive Order 12958 (April 17, 1995), Executive Order 12829 (January 6, 1993), Executive Order 13292 (March 25, 2003), and directives and policies issued pursuant thereto, including the National Industrial Security Program Operating Manual.

Section 3.9  Tax Matters.  Except as set forth in Section 3.9 of the Company Letter:  (i) the Company and its Subsidiaries have filed all federal, and all material state, local and foreign, Tax Returns required to have been filed, and such Tax Returns are correct and complete in all material respects and disclose in all material respects all Taxes required to be paid by the Company and its Subsidiaries for the periods covered thereby; (ii) all Taxes shown to be due on such Tax Returns have been timely paid in all material respects; (iii) the Company and  its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes; (iv) the Tax Returns referred to in clause (i) relating to federal and state income Taxes have been examined by the applicable Governmental Entity or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant Governmental Entity in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vi) all material deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any Governmental Entity have been paid in full; (vii) neither the Company nor any of its Subsidiaries has any material liability for Taxes of any other person as successor, by contract, or otherwise; (viii) neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations in respect of Taxes; (ix) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes of the Company or any of its Subsidiaries; (x) there has not been any material income or gain of the Company (or any predecessor) or any of its Subsidiaries (or any predecessor) deferred pursuant to Treasury Regulation §§ 1.1502-13 or -14, or any similar or predecessor Treasury Regulation, whether proposed, temporary or final; (xi) during the past three years, neither the Company nor any of its Subsidiaries has been a distributing or controlled corporation in a transaction intended to qualify for tax-free treatment under Section 355 of the Code; (xii) no withholding is required under Section 1445 of the Code in connection with the Merger or any of the other transactions contemplated hereby; (xiii) during the last five years, neither the Company nor any of its Subsidiaries has been a party to any so-called “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2) identified by the Internal Revenue Service (“IRS”); (xiv) during the most recently ended ten taxable years (and during the period since the end of the most recently ended taxable year), and to the Knowledge of the Company during any prior period, neither the Company nor any of its Subsidiaries (nor any predecessor of the Company or any of its Subsidiaries) has for income tax purposes filed Tax Returns on a consolidated, combined, unitary or similar basis with any group of corporations other than a group consisting solely of the Company and its Subsidiaries; (xv) during the most recently ended five taxable years (and during the period since the end of the most recently ended taxable year) no Subsidiary of the Company organized under the Laws of a jurisdiction outside the United States (and, with respect to the Company or any of its Subsidiaries, no predecessor thereof organized under the Laws of a jurisdiction outside the United States) has been acquired from any third party (directly or indirectly) by the Company or any of its Subsidiaries; and (xvi) no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transactions contemplated by this Agreement.  For purposes of this Agreement:  (A) “Taxes” means:  (I) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental (including taxes under Section 59A of the Code) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (II) any liability of the Company or any of its Subsidiaries for the payment of amounts with respect to payments of a type described in clause (I) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any of its Subsidiaries under any Tax indemnity arrangement or any written or unwritten arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or has included the Company or any of its Subsidiaries; and (B) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.10  Litigation.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and except as set forth in Section 3.10 of the Company Letter, there are, and since January 1, 2007 there have been, no outstanding Orders of any Governmental Entity against or involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, against or involving any of the present or former directors, officers, employees or consultants, agents or shareholders of the Company or any of its Subsidiaries as such, or any of its or their properties, assets or business or any Company Plan (as hereinafter defined) that would, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business) or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.10 of the Company Letter, there are, and since January 1, 2007 there have been, no Actions pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its or their present or former directors, officers, employees or consultants, agents or shareholders as such, or any of its or their properties, assets or business or any Company Plan (a) that would, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business) or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or (b) relating to the transactions contemplated by this Agreement.

Section 3.11  Certain Agreements.

(a)           Except as set forth in Section 3.11(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any Contract which purports to materially limit or restrict the manner or localities in which the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the Merger) may conduct business, or any Contract which obligates the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the Merger) to extend most-favored nation pricing to any Person, or any Contract imposing exclusivity obligations on the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the Merger) with respect to customers or suppliers or imposing obligations on the Company or any of its Affiliates (including Parent or any of its Subsidiaries following the Merger) with respect to non-solicitation provisions with respect to customers or suppliers;

(iii) any Contract which requires any payment by the Company or any of its Subsidiaries in excess of $50,000 in any year or $100,000 in the aggregate and which is not terminable within one year without penalty, or which requires any payment to the Company or any of its Subsidiaries in excess of $50,000 in any year or $100,000 in the aggregate and which is not terminable within one year without penalty;

(iv) any Contract relating to or guaranteeing indebtedness for borrowed money;

(v)  any Contract of indemnification or any guaranty by the Company or any of its Subsidiaries other than any Contract entered into in connection with the sale or license by the Company or any of its Subsidiaries of products or services in the ordinary course of business;

(vi) any Contract to provide source code to any third party for any product or technology that is material to the Company and its Subsidiaries, taken as a whole;

(vii) any Contract, other than standard end-user license and sale Contracts and related maintenance and support Contracts entered into in the ordinary course of business, that (A) grants to any third party a license to use, manufacture or reproduce any product, service or Intellectual Property Right of the Company or any of its Subsidiaries, (B) grants to the Company or any of its Subsidiaries a license to use, manufacture or reproduce any product, service or Intellectual Property Right of a third party or (C) permits any third party to sell, distribute or market any product, service or Intellectual Property Right of the Company or any of its Subsidiaries;

(viii) since January 1, 2005, any Contract relating to the acquisition or disposition of any business (whether by merger, sale or purchase of stock or assets or otherwise);

(ix) any settlement Contract which materially affects the conduct of the Company’s or any of its Subsidiaries’ businesses; or

(x) any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

The Company has previously made available to Parent complete and correct copies of each Contract of the type described in this Section 3.11 which was entered into on or prior to the date hereof.  All Contracts of the type described in this Section 3.11 or Section 3.16 shall be referred to as “Company Contracts” regardless of whether they were entered into before or after the date hereof.

(b)           All of the Company Contracts are valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms).  To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Company Contract.  Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Contract.

Section 3.12  ERISA.

(a)           Each Company Plan is listed in Section 3.12(a) of the Company Letter.  With respect to each Company Plan, the Company has delivered to Parent a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the IRS, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust, insurance or administrative Contract relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description and summary of material modifications or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding controversy, investigation or audit.  Each Company Plan has been operated and administered in all material respects in accordance with its terms and the Employee Retirement Income Security Act of 1974 (“ERISA”), the Code and any other applicable Law.  All material contributions required to be made to each Company Plan and Employee Agreement have been timely made and all material obligations in respect of each Company Plan and Employee Agreement have been properly accrued and reflected on the Company’s financial statements.  None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time in the past has maintained, contributed to or had any liability under, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA.  None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time in the past has maintained, contributed to or had any liability under, any Company Multiemployer Plan (as hereinafter defined).

(b)           No event or set of circumstances has occurred and, to the Knowledge of the Company, except as would not reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole, no condition exists, in connection with which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable Law.  All Company Plans that are intended by their terms to be, or are otherwise treated by the Company as, qualified under Section 401(a) of the Code and their related trusts have been the subject of determination letters from the IRS to the effect that such Company Plans are so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason any such Company Plan is not so qualified in operation.  No Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.  Except as set forth in Section 3.12(b) of the Company Letter, none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has any liability or obligation under any welfare plan or Contract to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code or similar Law.  None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has any liability for a failure to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(c)           For purposes of this Agreement:  (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA) or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, equity or equity-based incentive, phantom stock, directors’ compensation, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or as to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has contributed or otherwise may have any liability; (ii) “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability; and (iii) “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

(d)           Section 3.12(d) of the Company Letter contains a complete and correct list, and the Company has heretofore provided to Parent a complete and correct copy, of all (i) Employee Agreements, (ii) material consulting Contracts to which the Company or any of its Subsidiaries is a party, (iii) severance programs and policies of the Company and each of its ERISA Affiliates with or relating to its employees and (iv) plans, programs, Contracts and other arrangements of the Company and each of its ERISA Affiliates with or relating to its current and former employees containing change of control or similar provisions.  For purposes of this Agreement, “Employee Agreement” means each management, employment, severance, termination, incentive compensation, retention, consulting or other similar Contract between the Company or any of its Subsidiaries and any current or former employee, consultant, director or officer of the Company or any of its Subsidiaries.

(e)           None of the Company, any of its Subsidiaries, any officer of the Company or of any of its Subsidiaries or any of the Company Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole.

(f)           Any arrangement of the Company or any of its Subsidiaries that is subject to Section 409A of the Code complies in form and in operation with Section 409A of the Code in all  material respects.  Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 409A of the Code.

(g)           With respect to any Company Plan that is an employee welfare benefit plan, (i) no such Company Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code) and (ii) each such Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code in all material respects.

(h)           No amount that could be received, whether in cash or property or the vesting of property, as a result of the Merger or any other transaction contemplated hereby by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual,” as such term is defined in Treasury Regulation Section 1.280G-1, under any Company Plan or Employee Agreement, either alone or together with any other event, could be characterized as a “parachute payment,” as defined in Section 280G of the Code.  Set forth in Section 3.12(h) of the Company Letter is the estimated maximum amount that could be paid to each employee, officer or director of the Company or any of its Subsidiaries as a result of the Merger and the other transactions contemplated hereby, either alone or together with any other event, under all Employee Agreements and Company Plans.

(i)           The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, (i) entitle any employee, officer or director of the Company or any of its Subsidiaries to any severance, transaction bonus, retention or other payment, (ii) except as required under Section 1.12 of this Agreement, accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan or Employee Agreement or (iii) result in any breach or violation of, or a default under, any Company Plan or Employee Agreement.

(j)           Except as set forth in Section 3.12(j) of the Company Letter, with respect to each Company Plan not subject to United States Law (a “Company Foreign Benefit Plan”), (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the consolidated financial statements of the Company included in the Company SEC Documents for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) each Company Foreign Benefit Plan required to be registered with a Governmental Entity has been registered, and has been maintained in good standing with the appropriate Governmental Entity, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law.

(k)           Except as set forth in Section 3.12(k) of the Company Letter, neither the Company nor any of its Subsidiaries, with respect to employees outside of the United States:  (i) is under any legal liability other than as required under statutorily required plans or programs, to pay pensions, gratuities, superannuation allowances or the like to any past or present directors, officers, employees or dependents of employees; (ii) has made ex-gratia or voluntary payments by way of superannuation allowance or pension; or (iii) maintains or has contemplated any pension schemes or arrangements for payment of the pensions or death benefits or similar arrangements.

Section 3.13  Compliance with Worker Safety Laws; Environmental Matters.

(a)           The properties, assets and operations of the Company and each of its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules and regulations, Orders, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”).  With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that would reasonably be expected to interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws.  To the Knowledge of the Company, there are no pending or proposed amendments to any Worker Safety Laws currently applicable in any material respect to the operations of the Company or any of its Subsidiaries.

(b)           Other than exceptions to any of the following that would not, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business) or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby:

(i)  Each of the Company and its Subsidiaries possesses all Environmental Permits (as hereinafter defined) necessary to conduct its businesses and operations as currently conducted; neither the Company nor any of its Subsidiaries has received any communication indicating that any such Environmental Permit may be revoked, adversely modified or not re-issued, and to the Knowledge of the Company there is no basis for any such revocation, adverse modification or non-reissuance.

(ii) Each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined) and all applicable Environmental Permits, and has not violated any such Environmental Laws or Environmental Permits.

(iii) Neither the Company nor any of its Subsidiaries has received any (A) communication from any Governmental Entity or other Person that alleges that the Company or any of its Subsidiaries has violated or is liable under any Environmental Law or (B) request for information pursuant to applicable Environmental Laws concerning the Release (as hereinafter defined) of Hazardous Materials (as hereinafter defined) or compliance with Environmental Laws.

(iv) There are no Environmental Claims (as hereinafter defined) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(v) Neither the Company nor any of its Subsidiaries has entered into any consent decree, agreement or order or is subject to any Order imposing any material liability or requirement to investigate or clean up any Hazardous Materials under any applicable Environmental Law.

(vi) There have been no Releases of any Hazardous Materials at any Company Owned Real Property or any Company Leased Real Property or, to the Knowledge of the Company, at any other location that would reasonably be expected to form the basis of any Environmental Claim against or affecting the Company or any of its Subsidiaries.

All reports, non-privileged memoranda and other similar documents concerning environmental assessments, studies, compliance audits or other environmental reviews, which contain material information relating to the Company or any of its Subsidiaries and are in the possession or reasonably within the control of the Company or any of its Subsidiaries, have been made available to Parent.

For purposes of this Agreement:

(A)           “Environmental Claims” means, in respect of any Person:  (i) any and all administrative, regulatory or judicial Actions, Orders, Liens or notices of noncompliance, liability or violation by any Governmental Entity or other Person alleging liability arising out of, based on or related to any Environmental Law, including matters arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries, or (y) circumstances forming the basis of any violation or alleged violation of, or liability or obligation under, any Environmental Law or Environmental Permit; and (ii) any and all claims by any Person seeking damages (including natural resource damages and restoration costs, investigation costs, and attorney, expert and consultant costs and expenses), contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release or exposure to, any Hazardous Material;

(B)           “Environmental Laws” means all Laws, Orders, notices, government enforcement policies, common law, judgments, treaties or binding agreements, as applicable, in each case issued by, promulgated by or entered into with any Governmental Entity relating in any way to pollution or protection of the environment (including ambient air, indoor air, surface water, groundwater, soils, soil gas, land surface or subsurface strata), the preservation or reclamation of natural resources, the protection of human health as it relates to exposure to Hazardous Materials or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Materials;

(C)           “Environmental Permits” means all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity arising under or relating to Environmental Laws;

(D)           “Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant (i) that is or contains radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum byproducts and derivatives (including fractions or constituents thereof) or radon gas or (ii) that is prohibited, limited or regulated by or pursuant to any Environmental Law or that is regulated, defined, listed or identified under any Environmental Law as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder; and

(E)           “Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, discharging, escaping, leaching, dumping, disposing, dispersing, injecting, depositing, emptying, seeping, placing, emanating or migrating in, into, onto or through the environment (including ambient air, indoor air, surface water, ground water, soils, soil gas, land surface or subsurface strata) or within any building, structure, facility or fixture.

Section 3.14  Labor Matters.

(a)           Neither the Company nor any of its Subsidiaries is a party to any collective bargaining Contract or any labor Contract.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or violated any state or local labor, wage and hour or employment Laws practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the “Company Business Personnel”), and there is no unfair labor practice complaint, grievance, employment standards complaint, pay equity complaint, occupational health and safety charge, claim or investigation of wrongful (including constructive) discharge, employment and discrimination or retaliation, sexual harassment or other Action pending or threatened in writing against the Company or any of its Subsidiaries with respect to the Company Business Personnel, except where such unfair labor practice complaint, grievance, charge, claim, investigation or other Action would not, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business).  There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business).

(b)           The Company and each of its Subsidiaries are and have been in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and all similar state laws (the “WARN Act”) and have no liabilities or unfulfilled notice obligations pursuant to the WARN Act.

Section 3.15  Intellectual Property.

(a)           Except as set forth in Section 3.15(a) of the Company Letter, the Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”), as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries.  Following the Closing, the Company and its Subsidiaries will continue to have all such Intellectual Property Rights.  Neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party.  To the Knowledge of the Company, no third party infringes, misappropriates or violates, in any material respect, any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries.

(b)           Section 3.15(b) of the Company Letter contains a list as of the date hereof of (i) all registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (ii) all United States and foreign patents and patent applications, (iii) all registered United States and foreign copyrights and pending applications to register the same and (iv) all domain names, in each case owned by the Company and its Subsidiaries.  Except as set forth in Section 3.15(b) of the Company Letter, all registrations for copyrights, patents and trademarks identified therein are valid and in force, and all applications to register any unregistered copyrights, patent rights and trademarks so identified are pending and in good standing.

(c)           Except as set forth in Section 3.15(c) of the Company Letter, as of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened that challenge or question the Intellectual Property Rights of the Company or any of its Subsidiaries.

(d)           The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of or otherwise protect and enforce their rights in all Intellectual Property Rights owned by them (“Owned Intellectual Property Rights”), and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all confidential information that is owned, used or held by the Company or any of its Subsidiaries in the conduct of its business.  To the Knowledge of Company, such confidential information has not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure agreements which have not been breached.

(e)           All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Owned Intellectual Property Rights (i) have been and are a party to “work-for-hire” arrangements with Company or a Subsidiary of the Company or (ii) have assigned to Company or a Subsidiary of the Company all ownership of all tangible and intangible property arising in connection with the conception or development of such Owned Intellectual Property Rights.

(f)           None of the software of the Company or any of its Subsidiaries that is licensed separately or incorporated into products of the Company or any of its Subsidiaries incorporates or is based on, comprised of or distributed with any publicly available free software or is otherwise subject to the provisions of any “open source” or similar license agreement, except as would not, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business) or materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 3.16  Properties and Assets.

(a)           The Company or a Subsidiary of the Company has good and marketable title to or, in the case of leased property and leased tangible assets, a valid leasehold interest in, all of the Company’s and its Subsidiaries’ properties and assets, including, the Company Owned Real Property and the Company Leased Real Property, free and clear of all Liens, except those Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not detract, in any material respect,  from the value or interfere with the present use of the affected property or asset.  Such properties and assets, together with all properties and assets held by the Company and its Subsidiaries under leases or licenses, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of the Company and its Subsidiaries as presently conducted.

(b)           Section 3.16(b) of the Company Letter sets forth a list and brief description of (i) each parcel of real property owned by the Company or any Subsidiary of the Company (the “Company Owned Real Property”) (showing the record title holder, legal description, permanent index number, location, improvements, the uses being made thereof and any indebtedness secured by a mortgage or other Lien thereon) and (ii) each option held by the Company or any Subsidiary of the Company  to acquire any real property.  The occupancy and use of the Company Owned Real Property, as well as the management, maintenance, servicing and operation of the Company Owned Real Property, comply in all material respects with all applicable Laws; and all certificates of occupancy and all other Permits required by applicable Laws for the proper use and operation of the Company Owned Real Property are in full force and effect.  The Company and its Subsidiaries have fulfilled and performed in all material respects all of their obligations under each of the Liens to which the Company Owned Real Property is subject, and neither the Company nor any of its Subsidiaries is in breach or default under, or in violation of or noncompliance with, any such Liens, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach, default, violation or noncompliance.  The consummation of the transactions contemplated by this Agreement will not result in any breach or violation of, default under or noncompliance with, or any forfeiture or impairment of any rights under, any Lien to which the Company Owned Real Property is subject, or require any consent, approval or act of, or the making of any filing with, any Person party to or benefited by or possessing the power or authority to exercise rights or remedies under or with respect to any such Lien.  All public utilities, including water, sewer, gas, electric, telephone and drainage facilities, give adequate service to the Company Owned Real Property, and the Company Owned Real Property has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Entity.  To the Knowledge of the Company, there are no material defects in the roof, foundation, sprinkler mains, structural, mechanical and HVAC systems and masonry walls in any of the improvements upon the Company Owned Real Property, and no significant repairs thereof are required.  Complete and correct copies of any title opinions, surveys and appraisals in the Company’s possession or any policies of title insurance currently in force and in the possession of the Company with respect to each parcel of Company Owned Real Property have previously been made available by the Company to Parent.

(c)           Section 3.16(c) of the Company Letter sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location and the legal description of the real property covered by such lease or other agreement) under which (i) the Company or any Subsidiary of the Company  is lessee of, or holds or operates, any real property owned by any third (the “Company Leased Real Property”) or (ii) the Company or any Subsidiary of the Company is lessor of any of the Company Owned Real Property.  Except as set forth in such Section, the Company has the right to quiet enjoyment of all the Company Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of  the Company or any Subsidiary of the Company in the Company Leased Real Property is not subject or subordinate to any Lien, except for Liens for Taxes not yet due and payable.  Complete and correct copies of any title opinions, surveys and appraisals in the Company’s possession or any policies of title insurance currently in force and in the possession of the Company with respect to each parcel of Company Leased Real Property have previously been made available by the Company to Parent.

(d)           Neither the whole nor any part of the Company Owned Real Property or the Company Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Entity, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

Section 3.17  Key Customers and Suppliers.  Section 3.17 of the Company Letter sets forth a list for each of the twelve months ended December 31, 2009 and the six (6) months ended June 30, 2010 of (a) the top ten revenue producing customers of the Company and its Subsidiaries (collectively, the “Key Customers”) and (b) the top ten suppliers of the Company and its Subsidiaries (collectively, the “Key Suppliers”), including the amount of revenue received from each such Key Customer and the amount of purchases from each such Key Supplier, in each case for the twelve months ended December 31, 2009 and the six (6) months ended June 30, 2010.  Since January 1, 2010 there has been no actual or, to the Knowledge of the Company, threatened termination, cancellation or material limitation of, or material modification or change in, the business relationship of the Company or any of its Subsidiaries with any one or more of the Key Customers or the Key Suppliers.  To the Knowledge of the Company, there exists no present condition or state of facts or circumstances involving any Key Customer or Key Supplier and their relationships with the Company or any of its Subsidiaries which would, individually or in the aggregate, be adverse, in any material respect, to the Company or any of its Subsidiaries (including by impairing, in any material respect, the ability of the Company or any of its Subsidiaries to conduct its business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which such business has heretofore been conducted).

Section 3.18  Insurance. The Company has provided to Parent prior to the date of this Agreement copies of all insurance policies which are maintained by the Company or any of its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received written notice of cancellation of default under any such policy or written notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy. Neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy. There is no claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any of its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.19  Absence of Certain Payments.  Since January 1, 2005, none of the Company, any of its Subsidiaries, any of their respective directors or officers or, to the Knowledge of the Company, any of their respective agents or employees, or any other Person acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly:  (i) used any of the funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the Company’s or any of its Subsidiaries’ funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; (iv) established or maintained any unlawful or unrecorded fund of the monies or other assets of the Company or any of its Subsidiaries; (v) made any false or fictitious entry on the books or records of the Company or any of its Subsidiaries; or (vi) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its Subsidiaries, or to pay for favorable treatment for business secured or for special concessions already obtained for the Company or any of its Subsidiaries.

Section 3.20  Related Party Transactions.  Except for the transactions and arrangements set forth on Section 3.20 of the Company Letter, no Related Party (i) has borrowed money from or loaned money to the Company or any of its Subsidiaries that is currently outstanding or otherwise has any cause of action or claim against the Company or any of its Subsidiaries, (ii) has any ownership interest in any property or asset used by the Company or any of its Subsidiaries in the conduct of its business or (iii) is a party to any Contract or is engaged in any ongoing transaction or other relationship with the Company or any of its Subsidiaries.  For purposes of this Agreement, “Related Party” means any shareholder, director, officer or Affiliate of the Company or any of its Subsidiaries, and if any such Person is a natural person, any member of the immediate family of any such natural person.

Section 3.21  Opinion of Financial Advisor.  The Company has received the opinion of Blackhill Advisors, L.P., to the effect that, as of the date hereof, the Merger Consideration is fair to the Company’s shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

Section 3.22  State Takeover Statutes; Certain Charter Provisions.  The Company has taken all action (including appropriate approvals of the Board of Directors of the Company) necessary to exempt Parent, its Subsidiaries and Affiliates, the Merger, this Agreement, the Shareholder Agreements and the transactions contemplated hereby and thereby from the requirements of any “fair price,” “moratorium,” “control share acquisition” statute or similar anti-takeover Law, or any takeover provision in the Company Charter or the Company Bylaws.

Section 3.23  Required Vote of Company Shareholders.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to approve and adopt this Agreement.  No other vote of the securityholders of the Company is required by Law, the Company Charter, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.24  Brokers.  No broker, investment banker or other Person, other than Blackhill Advisors, L.P., the fees and expenses of which will be paid by the Company (as reflected in an agreement between Blackhill Advisors, L.P. and the Company, dated August 11, 2010, a copy of which has been furnished to Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.25  Accounts Receivable.  All accounts receivable reflected on the Financial Statements (“Receivables”) result from bona fide transactions with third parties.  The Company and its Subsidiaries have not received any written notice from or on behalf of any account debtor asserting any defense to payment or right of setoff with respect to any of the Receivables in excess of amounts reserved on the Financial Statements.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1  Conduct of Business Pending the Merger.  Except as expressly permitted by paragraphs (a) through (bb) of this Section 4.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with material customers, suppliers and others having material business dealings with it.  Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a)           (i)  declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than dividends or distributions from Subsidiaries of the Company to the Company, provided, that, prior to the Closing, the Company may declare and, (A) continue to pay a quarterly cash dividend of $0.05 per share of Company Common Stock on dates and in the manner consistent with prior practice and (B) immediately prior to the Closing, pay a one-time cash dividend of up to $0.50 per share of Company Common Stock then outstanding (the “Closing Dividend”), provided, further, that in no event shall the payment of such Closing Dividend cause the Net Cash Amount as of immediately prior to the Effective Time to be less than $4,145,000, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

(b)           authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and pursuant to the Company Stock Purchase Plan, in each case, in accordance with their current terms;

(c)           amend its Certificate of Incorporation or Bylaws (or similar organizational documents);

(d)           acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire, or agree to acquire, any assets other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(e)           sell, transfer, lease, license (as licensor of Intellectual Property Rights of the Company or any of its Subsidiaries), mortgage, pledge, encumber or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(f)           (i) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) any such indebtedness or other obligations of another Person or make any loans, advances or capital contributions to, or other investments in, any other Person, other than indebtedness, loans, advances, capital contributions and investments between the Company and its Subsidiaries, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (iii) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or (iv) enter into any arrangement having the economic effect of any of the foregoing;

(g)           alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries;

(h)           enter into any transaction, Contract, arrangement or understanding with any Related Party (other than as expressly required by this Agreement);

(i)            (i) delay payment of any account payable of the Company or any of its Subsidiaries more than ten (10) days beyond its due date or the date when such account payable would have been paid in the ordinary course of business consistent with past practice (other than as a result of a good faith dispute with the payee or creditor), provided, that the aggregate amount of accounts payable for which payment has been delayed for more than ten (10) days shall not exceed more than ten percent (10%) of the aggregate amount of the Company’s and its Subsidiaries’ accounts payable, (ii) request or facilitate any payment of any account receivable of the Company or any of its Subsidiaries prior to the due date, other than in the ordinary course of business consistent with past practice or (iii) revalue any portion of the assets, properties or business of the Company, including any write-down or write-off of the value of inventory or other assets, other than in the ordinary course of business consistent with past practice;

(j)            modify, amend, terminate, supplement or permit the lapse of, in any material manner, any lease of, operating agreement or other agreement relating to any Company Owned Real Property or Company Leased Real Property (except for the lapse or termination of any lease or agreement in accordance with its terms);

(k)           enter into any sale arrangement directly with a Person in an “embargoed country” or on the “restricted or denied parties list,” as such terms are defined by the Export Administration Regulations, that would be prohibited under applicable Law;

(l)            allow any material Intellectual Property Rights to expire or lapse;

(m)           cancel or terminate any insurance policy or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies, for premiums not more than the current market rates, are in full force and effect;

(n)          enter into, adopt, amend, terminate or waive any rights under any severance plan or Contract, Company Plan (including the Company Stock Option Plans), Employee Agreement or consulting Contract, except as required by applicable Law;

(o)           increase the compensation or benefits payable or to become payable to its directors, officers or employees or grant any severance or termination pay to, or enter into or amend any employment or severance Contract with, any current or former director or officer of the Company or any of its Subsidiaries, except, in case of employees other than directors or officers, increases in base compensation in the ordinary course of business consistent with the Company’s past practice in connection with annual compensation reviews, or establish, adopt, enter into or, except as may be required to comply with applicable Law, amend or take action to enhance or accelerate any rights or benefits under, any collective bargaining unit or any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

(p)           terminate the employment of or hire any Person whose annual base compensation exceeded or is reasonably expected to exceed $100,000;

(q)           knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company or any of its Subsidiaries by any applicable federal, state or local Law, rule, regulation, guideline or ordinance;

(r)           make or adopt any change to its accounting methods, practices, policies or procedures (other than actions required to be taken by GAAP);

(s)           except as required by applicable Law, prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(t)           except as required by applicable Law, make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

(u)           (i) enter into, amend, modify or terminate any Company Contract, (ii) waive, release or assign any rights under any Company Contract or (iii) terminate, amend, modify or waive any provision of, or release any other Person from, any confidentiality, non-disclosure or similar agreement to which the Company or any of its Subsidiaries is a party;

(v)          enter into or amend any Contract (i) that would, after the Effective Time, restrict Parent or any of its Subsidiaries (including the Company or any of its Subsidiaries) with respect to engaging in any line of business or in any geographical area or (ii) that contains exclusivity, most favored nation pricing or non-solicitation provisions with respect to any customer or supplier;

(w)          make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $40,000 or, in the aggregate, are in excess of $80,000;

(x)           waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practice;

(y)           initiate, settle or compromise any Action; provided, however, that the Company may pay an amount not to exceed $50,000 to pay in full any amounts owed or deemed to be owed in connection with the State of Texas sales tax audit;

(z)           enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(aa)         take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement; or

(bb)        authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.

Section 4.2  No Solicitation.

(a)           From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company or any of its Subsidiaries, or any financial advisor, attorney or other advisor or representative (“Representatives”) of the Company or any of its Subsidiaries, to, directly or indirectly (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of any Takeover Proposal (as hereinafter defined) or any proposal that could reasonably be expected to lead to a Takeover Proposal, (ii) enter into any letter of intent, agreement in principle or Contract providing for, relating to or in connection with, any Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Takeover Proposal or (iv) furnish to any Third Party any information regarding the Company or any of its Subsidiaries, or afford access to the properties, books and records of the Company or any of its Subsidiaries, to any Third Party in connection with or in response to any Takeover Proposal; provided, however, that prior to the Shareholder Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from taking any of the actions described in clauses (iii) and (iv) above in response to any unsolicited bona fide written Takeover Proposal by such Third Party if, and only to the extent that, (1) such Takeover Proposal would, if consummated, in the reasonable good faith judgment of the Company’s Board of Directors be likely to result in a Superior Proposal, (2) in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside financial advisors, the Third Party making such Superior Proposal has the financial means to conclude such transaction, (3) the failure to take such action, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with the outside corporate counsel of the Company, would be inconsistent with the exercise of the fiduciary duties of the Board of Directors of the Company to the Company’s shareholders under applicable Law, (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Third Party, the Board of Directors of the Company receives from such Third Party an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality Agreement (as hereinafter defined), (5) the Company shall have provided to Parent in accordance with Section 4.2(b) all materials and information required under Section 4.2(b) to be delivered by the Company to Parent and (6) the Company shall have fully complied with this Section 4.2.

(b)           The Company shall promptly, and in any event no later than twenty-four (24) hours after it receives any Takeover Proposal, or any written request for information regarding the Company or any of its Subsidiaries in connection with a Takeover Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any Takeover Proposal, advise Parent orally and in writing of such Takeover Proposal or request, including providing the identity of the Third Party making or submitting such Takeover Proposal or request, and (i) if it is in writing, a copy of such Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Takeover Proposal and (ii) if oral, a reasonably detailed written summary thereof that is made or submitted by any Third Party during the period between the date hereof and the Closing.  The Company shall keep Parent informed in all material respects on a prompt basis of the status and details of any such Takeover Proposal or with respect to any change to the material terms of any such Company Takeover Proposal.  The Company agrees that, subject to restrictions under Laws applicable to the Company and its Subsidiaries, it shall, prior to or concurrent with the time it is provided to any Third Party, provide to Parent any non-public information concerning the Company and its Subsidiaries that the Company provides to any Third Party in connection with any Takeover Proposal which was not previously provided to Parent.

(c)           Immediately following the execution of this Agreement, the Company agrees that it and each of its Subsidiaries shall, and the Company shall direct its and each of its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Third Party with respect to any Takeover Proposal.

(d)           Except as otherwise provided in Section 4.2(e), neither the Board of Directors of the Company nor any committee thereof shall withdraw or, in a manner adverse to Parent or Sub, modify or qualify the Company Recommendation (any such action being referred to as a “Company Adverse Recommendation Change”).

(e)           Notwithstanding anything in this Agreement to the contrary, prior to the approval and adoption of this Agreement by the Company Shareholders at the Shareholder Meeting, in response to the receipt of a Superior Proposal that has not been withdrawn and provided the Company and its Subsidiaries have complied in all material respects with this Section 4.2, the Company’s Board of Directors may make a Company Adverse Recommendation Change; provided, that the Company has complied in all material respects with the following sentence of this Section 4.2(e) and, after so complying, such proposal continues to constitute a Superior Proposal and the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the exercise of the fiduciary duties of the Board of Directors of the Company to the Company’s shareholders under applicable Law.  The Board of Directors of the Company shall not make a Company Adverse Recommendation Change unless (i) the Company has, at least five (5) business days in advance (the “Notice Period”), provided a written notice to Parent advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and providing copies of any agreements intended to effect such Superior Proposal, and (ii) during such five (5) business day period, the Company and its Representatives have negotiated in good faith with Parent regarding any revisions to the terms of this Agreement and the transactions contemplated hereby in response to such Superior Proposal; provided, however, that if during the Notice Period any revisions are made to the Superior Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall provide written notice of such revisions to Parent and the Notice Period shall be extended by one (1) business day.

(f)           Nothing in this Section 4.2 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act so long as such disclosure is limited to (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (ii) an express rejection of an applicable Takeover Proposal or (iii) an express reaffirmation of the Company Recommendation; provided, however, that any action that constitutes a Company Adverse Recommendation Change may only be made in compliance with Section 4.2(e).

(g)           For purposes of this Agreement:

(i) “Acquisition Transaction” means any transaction or series of related transactions other than the Merger involving:  (A) any acquisition or purchase from the Company by any Third Party of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (C) any merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction in substantially the same proportion as prior to such transaction; (D) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets (based on the fair market value thereof) of the Company or any of its Subsidiaries; or (z) any liquidation or dissolution of the Company or any of its Subsidiaries;

(ii) “Superior Proposal” means an unsolicited, bona fide written Takeover Proposal to acquire more than (A) 50% of the outstanding voting securities of the Company or (B) 50% of the consolidated assets of the Company and its Subsidiaries, in either case on terms that, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its outside financial advisors and its outside legal counsel, (x) is more favorable, from a financial point of view, to the shareholders of the Company than the Merger, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise), and (y) is reasonably capable of being completed on the terms set forth in the proposal, taking into account all financial, legal, regulatory and other aspects thereof;

(iii) “Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than Parent and its Affiliates; and

(iv) “Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Acquisition Transaction.

Section 4.3  Third Party Standstill Agreements.  During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent).  During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1  Shareholder Meeting.  The Company will, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of shareholders (the “Shareholder Meeting”) for the purpose of considering the approval and adoption of this Agreement.  The Company shall, except to the extent that the Company has made a Company Adverse Recommendation Change in compliance with Section 4.2(e), through its Board of Directors, recommend to its shareholders approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”), and shall use commercially reasonable efforts to solicit such approval and adoption by its shareholders, and such Board of Directors or committee thereof shall not withhold, withdraw, qualify, amend or modify in a manner adverse to Parent the Company Recommendation or its declaration that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders or resolve or publicly propose to do any of the foregoing.  Notwithstanding any Company Adverse Recommendation Change pursuant to Section 4.2(e), the Company agrees to submit this Agreement to its shareholders for approval and adoption.

Section 5.2  Proxy Statement.  As soon as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement and related materials with respect to the Merger and the other transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”).  The Company shall ensure that the Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act.  The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and mailed to its shareholders as promptly as practicable after its filing with the SEC.  The Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC.  If, at any time prior to the Effective Time, any information relating to the Company, any of its Subsidiaries or any of their respective officers or directors should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, the Company shall promptly file with the SEC and disseminate to its shareholders an appropriate amendment or supplement describing such information.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all reasonable comments that Parent proposes.  On the date of their filing or delivery, the Company shall provide Parent with a copy of all such filings with, and all such responses delivered to, the SEC.  Notwithstanding anything to the contrary in this Agreement, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 5.3  Access to Information.  The Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors, environmental consultants and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, all of its employees, customers, properties, books, contracts, commitments and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) during normal business hours during the period from the date of this Agreement through the Effective Time and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.  No investigation pursuant to this Section 5.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.  All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the confidentiality agreement, dated May 26, 2010, between Parent and the Company (the “Confidentiality Agreement”).

Section 5.4  Fees and Expenses.

(a)           Except as provided in this Section 5.4 and Section 5.7, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

(b)           Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) by the Company or Parent pursuant to Section 7.1(d) and Parent is entitled to payment under Section 5.4(c), (ii) by the Company or Parent pursuant to Section 7.1(e) or (iii) by Parent pursuant to Section 7.1(b) or 7.1(f), then, in each case, the Company shall (without prejudice to any other rights Parent may have against the Company for breach of this Agreement) reimburse Parent upon demand by wire transfer of immediately available funds to an account specified in writing by Parent for all reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate of Parent in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants; provided, however, that the Company shall not be obligated to make payments pursuant to this Section 5.4(b) in excess of $285,000 in the aggregate.

(c)           Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement is terminated by Parent pursuant to Section 7.1(b) or by the Company or Parent pursuant to Section 7.1(d) or 7.1(e) and a Takeover Proposal existed between the date hereof and the date of the termination of this Agreement and, concurrently with or within twelve months after any such termination an Acquisition Transaction is consummated or the Company or any of its Subsidiaries shall enter into any letter of intent, agreement in principle or other similar Contract with respect to an Acquisition Transaction or (ii) by Parent pursuant to Section 7.1(f), then, in each case, the Company shall (in addition to any obligation under Section 5.4(b) and without prejudice to any other rights that Parent may have against the Company for a breach of this Agreement) pay to Parent a fee of $1,000,000 by wire transfer of immediately available funds to an account specified in writing by Parent, such payment to be made promptly, but in no event later than (x) in the case of clause (i), the earlier to occur of such an Acquisition Transaction and the entry into such letter of intent, agreement in principle or other similar Contract with respect to an Acquisition Transaction or (y) in the case of clause (ii), on the business day following such termination.

(d)           The Company acknowledges that the agreements contained in this Section 5.4 are an integral part of the transactions contemplated by this Agreement and that without these agreements Parent would not enter into this Agreement.  Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 5.4 and, in order to obtain any such payment Parent commences a suit which results in a judgment against the Company for any of the amounts set forth in this Section 5.4, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees) in connection with collecting such amount, together with interest on the amounts due pursuant to this Section 5.4 at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

Section 5.5  Commercially Reasonable Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; and (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and from Persons other than Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Action by any Governmental Entity.

(b)           Each party shall use all commercially reasonable efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

(c)           Notwithstanding anything to the contrary contained in this Agreement, (i) neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates, or that otherwise would, individually or in the aggregate, have a Material Adverse Effect on Parent or the Company, and (ii) the Company shall not, without Parent’s prior written consent, take or agree to take any such action.

Section 5.6  Public Announcements.  Neither Parent nor the Company will issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or the rules of NASDAQ.

Section 5.7  Real Estate Transfer Taxes.  Parent and the Company agree that either the Company or the Surviving Corporation will pay any state or local transfer, gains or similar Taxes which are attributable to the transfer of the beneficial ownership of the Company’s or any of its Subsidiaries’ real property, if any (collectively, the “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Merger.  The Company and Parent agree to cooperate with the other in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns.  The portion of the consideration allocable to the real properties of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion.  The shareholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.7 in the preparation of any return with respect to the Transfer Taxes.

Section 5.8  State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or in the Shareholder Agreements, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

Section 5.9  Indemnification of Directors and Officers.  Subject to applicable Law, for a period of six (6) years after the Effective Time, Parent agrees to cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter, the Company Bylaws and any indemnification agreement entered into by and between the Company and any such officer or director prior to the date hereof and set forth in Section 3.11 of the Company Letter for acts or omissions occurring at or prior to the Effective Time.

Section 5.10  Notification of Certain Matters.  Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of:  (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (A) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied in all material respects; (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Company or on Parent, as the case may be.  The delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.11  Employee Benefit Plans and Agreements.

(a)           Parent agrees that it will cause the Surviving Corporation from and after the Effective Time to honor all Company Plans and all Employee Agreements entered into by the Company prior to the date hereof and described in Section 3.12 of the Company Letter; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to amend or terminate any Company Plan, any Employee Agreement or any other individual employee benefit plan, program, Contract or policy or as requiring Parent or the Surviving Corporation to offer to continue the employment of any employee or independent contractor or, other than as required by its terms, any written employment contract.  Nothing in this Agreement shall be interpreted as an amendment or other modification of any Company Plan, Employee Agreement or other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement.  Nothing herein shall be deemed to be a guarantee of employment for any employee of the Surviving Corporation or any of its Subsidiaries, or to restrict the right of the Surviving Corporation, Parent or any of their respective Subsidiaries to terminate or cause to be terminated the employment of any employee at any time for any or no reason with or without notice.  Parent and the Company acknowledge and agree that all provisions contained in this Section 5.11 are included for the sole benefit of Parent, Merger Sub, the Company, the Surviving Corporation and their respective Subsidiaries, and that nothing in this Section 5.11, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries, or (ii) to continued employment with Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.

(b)           To the extent Parent causes employees of the Company or any of its Subsidiaries to be eligible to participate in a Parent Plan, Parent shall cause such Parent Plan to recognize prior service of such employees with the Company and its Subsidiaries as service with Parent and its Subsidiaries (i) for purposes of any waiting period and eligibility requirements under any Parent Plan that is not a “pension plan” (as defined in Section 3(2) of ERISA) and (ii) for purposes of eligibility and vesting (but not benefit accrual) under any Parent Plan that is a “pension plan” (as defined in Section 3(2) of ERISA).  As used herein:  (A) “Parent Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (other than a Parent Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA) or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, insurance or other plan, arrangement or understanding, in each case established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability; and (B) “Parent Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

(c)           If requested by Parent in writing at least 20 days prior to the Effective Time, the Company shall take all action necessary to terminate any 401(k) plan maintained by the Company or any of its Subsidiaries.

Section 5.12  Certain Litigation.  The Company shall promptly advise Parent orally and in writing of any Action commenced after the date of this Agreement against the Company or any of its directors by any shareholder of the Company relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation.  The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action and shall not settle any such Action without the prior written consent of Parent.

ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

(a)           Shareholder Approval.  This Agreement shall have been duly approved and adopted by the requisite vote of shareholders of the Company in accordance with applicable Law.

(b)           No Order.   No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation or Order (whether temporary, preliminary or permanent) which is then in effect prohibiting or having the effect of making illegal the consummation of the Merger and no Governmental Entity shall have instituted any Action that is pending seeking such an Order.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)           Performance of Obligations.  Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b)           Representations and Warranties.  Each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement.

(c)           Officer’s Certificate.  The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of each of the conditions set forth in this Section 6.2.

Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger.  The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)           Performance of Obligations.  The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b)           Representations and Warranties.  (i)  The representations and warranties of the Company contained in Section 3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all respects as of such certain date); (ii) each of the representations and warranties of the Company contained in this Agreement (other than in Section 3.2) that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date); and (iii) each of the representations and warranties that is not so qualified (other than in Section 3.2) shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement.

(c)           Material Adverse Effect.   Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on the Company.

(d)           Consents.  All notifications to, authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would, individually or in the aggregate, have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.  Further, the Company shall have provided notice to, or obtained the consent or approval of, each Person that is not a Governmental Entity who is required to be notified, or whose consent or approval shall be required, in connection with the transactions contemplated hereby under any material Contract by which the Company or any of its Subsidiaries is bound.

(e)           No Litigation or Injunction.  There shall not be instituted or pending any Action (i) by any Person relating to this Agreement, the Shareholder Agreements or any of the transactions contemplated herein or therein or (ii) which would have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent.

(f)           Dissenting Shareholders.  The Dissenting Shares shall include no more than five percent (5%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time.

(g)           Net Cash Amount.  The Net Cash Amount as of immediately prior to the Effective Time (including after giving effect to the payment of any dividend permitted by Section 4.1(a)(i)) shall not be less than $4,145,000.

(h)           Officers’ Certificate.  Parent shall have received (i) a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to the effect that each of the conditions set forth in Sections 6.3(a) – 6.3(g) has been satisfied and (ii) such evidence as it may reasonably request with respect to the satisfaction of the condition set forth in Section 6.3(g).

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a)           by mutual written consent of Parent and the Company;

(b)           by Parent if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 6.2(a) or 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company;

(c)           by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by Parent or Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 6.3(a) or 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent;

(d)           by either Parent or the Company if:  (i) the Merger has not been effected on or prior to the close of business on March 31, 2011; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued or enacted an Order or Law or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal the consummation of the Merger and such Order, Law or other action shall have become final and nonappealable;

(e)           by either Parent or the Company if the shareholders of the Company do not approve this Agreement at the Shareholder Meeting or at any adjournment or postponement thereof; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if the Company has not complied with its obligations under Sections 4.2, 5.1 and 5.2 or has otherwise breached in any material respect its obligations under this Agreement in any manner that could reasonably have caused the failure of the shareholder approval to be obtained at the Shareholder Meeting or at any adjournment or postponement thereof;

(f)           by Parent if:  (i) the Company shall have breached any of the provisions of Section 4.2, 5.1 or 5.2; (ii) the Board of Directors of the Company or any committee thereof shall have effected a Company Adverse Recommendation Change or shall have taken any other action or made any other statement in connection with the Shareholder Meeting inconsistent with the Company Recommendation or shall have resolved or proposed to do any of the foregoing; (iii) the Board of Directors of the Company or any committee thereof shall have recommended to the shareholders of the Company any Takeover Proposal or shall have resolved to do so; (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders); or (v) the Company’s Board of Directors fails to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption and approval of this Agreement within five (5) business days after Parent requests in writing that such recommendation be reaffirmed; or

(g)           by Parent if there shall have been a Material Adverse Change with respect to the Company and such Material Adverse Change is not curable or, if curable, is not cured within 10 days after written notice thereof is given by Parent to the Company.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2  Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 5.3 and the entirety of Section 5.4, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

Section 7.3  Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4  Waiver.  At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1  Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 8.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or on the business day received (or the next business day if received after 5 p.m. local time or on a weekend or day on which banks are closed) when sent via facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Sub, to

ITT Corporation
1133 Westchester Avenue
White Plains, NY 10604
Attention:  General Counsel
Fax:  (914) 696-2970

with a copy to:

Sidley Austin LLP
1 South Dearborn Street
Chicago, Illinois  60603
Attention:  Imad I. Qasim
Fax:  (312) 853-7036

(b)           if to the Company, to

O.I. Corporation
151 Graham Road
College Station, TX 77845
Attention:  Laura Hotard
Fax:  (979) 690-5550

with a copy to:

Andrews Kurth LLP
111 Congress Avenue, Suite 1700
Austin, Texas 78701
Attention:  Ted A. Gilman
Fax:  (512) 320-9292

Section 8.3  Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule attached to, this Agreement unless otherwise indicated.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  For purposes of this Agreement, (i) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (ii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (iii) the word “or” is not exclusive.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.4  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, except as provided in the last sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Agreement, except for the provisions of Sections 5.9 and 5.11, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.6  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the state of Oklahoma without regard to the conflict of law principles thereof.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Oklahoma and the federal courts of the United States of America located in the State of Oklahoma solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7  Assignment.  Subject to Section 1.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 8.8  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.9  Enforcement of this Agreement.  In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at law or in equity (including damages, specific performance or other injunctive relief) in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached.

Section 8.10  Definitions.  For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Knowledge of Parent” means the actual knowledge of the individuals identified in Section 8.10 of the Parent Letter.

“Knowledge of the Company” means the actual knowledge of the individuals identified in Section 8.10 of the Company Letter.

“Law” means any federal, state, local, foreign, international or multinational treaty, constitution, statute, law, ordinance, rule or regulation.

“Net Cash Amount” as of any date means an amount equal to (i) the sum of (A) the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries as of such date plus (B) the Prepaid Expense Amount, minus (ii) the sum of (A) the aggregate principal amount of indebtedness for borrowed money and indebtedness evidenced by notes, debentures, bonds or similar instruments of the Company and its Subsidiaries, together with all accrued and unpaid interest thereon, plus (B) the amount by which the aggregate of all unpaid costs and expenses incurred by the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby is greater than the Transaction Expense Amount.

“Order” means judgment, order, writ, award, injunction (temporary or permanent) or decree of any Governmental Entity.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Prepaid Expense Amount” means an amount up to and including $175,000 consisting of all costs and expenses paid by the Company following the date hereof and prior to the Closing Date, in each case to the extent incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

“Transaction Expense Amount” means an amount equal to the excess, if any, of $175,000 over the Prepaid Expense Amount.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ITT CORPORATION

By:	/s/ Aris Chicles
Name:	Aris Chicles
Title:	Senior Vice President

OYSTER ACQUISITION CORP.

By:	/s/ Denise Brower
Name:	Denise Brower
Title:	President

O.I. CORPORATION

By:	/s/ J. Bruce Lancaster
Name:	J. Bruce Lancaster
Title:	CEO & CFO

[Signature Page to Agreement and Plan of Merger]

[Signature Page to Shareholder Agreement]